UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2015 (September 30, 2015)

VERSAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-9309	54-0852979
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6850 Versar Center
Springfield, Virginia 22151

(Address of principal executive offices)

(Zip Code)

(703) 750-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2015 (the "Closing Date"), Versar, Inc. (“Versar”), together with certain of its domestic subsidiaries acting as guarantors (collectively, the “Guarantors”), entered into a loan agreement (the “Loan Agreement”) with Bank of America, N.A., as the lender and letter of credit issuer for a revolving credit facility in the amount of $25,000,000, $14,649,521.67 of which was drawn on the Closing Date, and a term facility in the amount $5,000,000, which was fully drawn on the Closing Date.

The maturity date of the revolving credit facility is September 30, 2018 and the maturity date of the term facility is March 31, 2017. The principal amount of the term facility amortizes in quarterly installments equal to $833,333.33 with no penalty for prepayment. Interest accrues on the revolving credit facility and the term facility at a rate per year equal to the LIBOR Daily Floating Rate (as defined in the Loan Agreement) plus 1.95% and is payable in arrears on December 31, 2015 and on the last day of each quarter thereafter. Obligations under the Loan Agreement are guaranteed unconditionally and on a joint and several basis by the Guarantors and secured by substantially all of the assets of Versar and the Guarantors. The Loan Agreement contains customary affirmative and negative covenants and contains financial covenants related to the maintenance of a Consolidated Total Leverage Ratio, Consolidated Senior Leverage Ratio, Consolidated Fixed Charge Coverage Ratio and a Consolidated Asset Coverage Ratio.

The proceeds of the term facility and borrowings under the revolving credit facility on the Closing Date were used to repay amounts outstanding under the Company’s Second Amended and Restated Loan and Security Agreement with United Bank (the “Existing Credit Facility”) and to pay the purchase price for the acquisition of Johnson Controls Securities Systems, LLC (“JCSS”) as further discussed in Item 2.01 of this Current Report.

This description of the Loan Agreement is not complete and is qualified in its entirety by the actual terms of the Loan Agreement and the ancillary loan documents which are attached hereto and incorporated by reference as Exhibit 10.1.

Item 1.02	Termination of a Material Definitive Agreement.

Following payment of all amounts outstanding under the Existing Credit Facility, on the Closing Date, the Existing Credit Facility was terminated and all outstanding liens under such facility were released.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On the Closing Date, Versar closed its previously announced acquisition of JCSS pursuant to the September 4, 2015 Membership Interest Purchase Agreement executed by and among Versar, Johnson Controls Federal Systems, Inc. (“JCFS”) and Johnson Controls, Inc. (“JCI”) to acquire all of the membership interests of JCSS, a Florida limited liability company. JCSS is a leading North American security system integrator exclusively serving the federal government by designing, installing, and supporting complex physical security, network security, and facilities management systems. The cash purchase price of $10,546,300 was paid at closing with proceeds made available from Versar’s new revolving credit facility discussed in Item 1.01 of this Current Report. Under the Membership Interest Purchase Agreement, the parties have agreed that Versar will pay contingent consideration of up to $9,500,000 for JCSS, for a total purchase price of up to $20,046,300 upon the achievment of an agreed target working capital.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Financial statements relating to JCSS are not included in this Current Report on Form 8-K, and to the extent required by this Item 9.01, will be filed by amendment to this Current Report on Form 8-K within seventy-one (71) calendar days from the date that this Current Report on Form 8-K must be filed.

(b) Pro Forma Financial Information.

Pro forma financial information relating to JCSS is not included in this Current Report on Form 8-K, and to the extent required by this Item 9.01, will be filed by amendment to this Current Report on Form 8-K within seventy-one (71) calendar days from the date that this Current Report on Form 8-K must be filed.

(d) Exhibits.

10.1	Loan Agreement, dated September 30, 2015, by and among Versar, Inc. and Bank of America, N.A. as lender and l/c issuer.

10.2	Security Agreement, dated September 30, 2015, by and among Versar, Inc., GEO-Marine, Inc., Versar International, Inc., J.M. Waller Associates, Inc. and Bank of America, N.A.

99.1	Press Release issued on October 1, 2015 relating to the acquisition of Johnson Controls Security Systems, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 5, 2015	VERSAR, INC.

	By:	/s/ James D. Villa
James D. Villa
Senior Vice President and General Counsel

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